LOAN EXTENSION ENDORSEMENT

                           IN THIS ENDORSEMENT "WE", "OUR" AND
                           "US" MEAN MONY  LIFE INSURANCE COMPANY OF
                           AMERICA.  "YOU" AND "YOUR" MEAN THE OWNER OF
                           THE POLICY AT THE TIME AN OWNER'S RIGHT IS EXERCISED.

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This Endorsement is made part of this policy as of the Register Date. It should be attached to and kept with your policy.

1. THIS ENDORSEMENT MODIFIES YOUR POLICY BY ADDING THE FOLLOWING PROVISION:

This policy will go on loan extension at the beginning of any policy month starting with the policy anniversary nearest the insured person's 75th birthday, but not earlier than the twentieth policy anniversary, if:

     a) the Net Policy Account value is not sufficient to cover the monthly deductions then due;

     b) the outstanding loan amount and accrued loan interest is greater than the larger of the current base policy face amount or the initial base policy face amount;

     c) the Death Benefit option then in effect is Option A;

     d) the life insurance qualification test is the guideline premium test;

     e) the policy is not then in a Grace Period;

     f) no current or future distribution from the policy will be required to maintain its qualification as life insurance under the Internal Revenue Code; and

     g) you have not exercised the Accelerated Death Benefit Rider.

EFFECT OF LOAN EXTENSION. When loan extension takes effect, all additional benefit riders and endorsements will terminate. We will then take monthly deductions up to the amount in the unloaned Policy Account. Any remaining value in the investment funds of our SA will be transferred to the unloaned portion of the GIA. Thereafter,

     o  the policy will not lapse;

     o loan interest will continue to be due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan;

     o any payments received while the policy is on loan extension will be applied as loan repayments and will be allocated to the unloaned portion of the GIA to the extent of any outstanding loan and accrued loan interest. Any excess will be refunded to you; and

     o on each policy anniversary and any time you repay all of a policy loan, interest credited to the loaned portion of the GIA will be allocated to the unloaned portion of the GIA.

PROHIBITED TRANSACTIONS. The following transactions will not be permitted when loan extension is in effect:


     a) newly requested loans;

     b) partial withdrawals;

     c) premium payments;

     d) changes in face amount or death benefit option;

     e) transfers or allocations to our SA even if the loan is fully repaid;

     f) electing the Paid-Up Death Benefit Guarantee, if applicable;

     g) any other requested policy changes.


S.05-20


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2. THIS ENDORSEMENT FURTHER MODIFIES YOUR POLICY BY REPLACING THE DEATH BENEFIT
PROVISION WITH THE FOLLOWING provision when loan extension is in effect:

DEATH BENEFIT. The death benefit of this policy is the greatest of (a) the Policy Account Value or the outstanding loan and accrued loan interest on the insured person's date of death, multiplied by a percentage shown in the Table of Percentages on Page 4-continued for the insured person's age (nearest birthday) at the beginning of the policy year of determination, whichever is greater, (b) the outstanding loan and accrued loan interesT on the insured person's date of death plus $10,000, or (c) the current base policy face amount.

3. Once loan extension is in effect, it will remain in effect during the lifetime of the insured person, unless the policy is surrendered for the Net Cash Surrender Value.

     Written notification that loan extension is in effect will be provided.

WHEN THIS ENDORSEMENT WILL TERMINATE. This Endorsement will terminate if this policy is surrendered for the Net Cash Surrender Value or is otherwise terminated.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

[GRAPHIC OMITTED]
Christopher M. Condron, Chairman of the Board,
President and Chief Executive Officer


[GRAPHIC OMITTED]
Karen Field Hazin, Vice President,
Secretary and Associate General Counsel


S.05-20